UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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  ACTUANT CORPORATION

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ACTUANT CORPORATION
N86W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
(262) 293-1500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of ACTUANT CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of Actuant Corporation, a Wisconsin corporation, will be held on January 21, 2015 at 8:00 a.m Pacific Time at the Ritz-Carlton, 68900 Frank Sinatra Drive, Rancho Mirage, California, for the following purposes (all as set forth in the accompanying Proxy Statement):
1.To elect a board of nine directors;
2.To hold an advisory (non-binding) vote to approve the compensation of our named executive officers;
3.To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor; and
4.To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2015 Annual Meeting.

The Board of Directors has fixed the close of business on November 14, 2014 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

Whether or not you expect to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy promptly in the accompanying envelope, which requires no postage if mailed in the United States. It is important that your shares be represented at the Annual Meeting, whether your holdings are large or small. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on January 21, 2015. The proxy statement is available on Actuant Corporation’s website at www.actuant.com. You may obtain directions to the Annual Meeting by written or telephonic request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 or by telephone at (262) 293-1500.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER
Chairman of the Board

Menomonee Falls, Wisconsin
December 5, 2014

ACTUANT CORPORATION
N86W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
(262) 293-1500

PROXY STATEMENT

This Proxy Statement and accompanying proxy are being first mailed to shareholders on or about December 5, 2014.

General Information

This Proxy Statement and accompanying proxy are furnished to the shareholders of Actuant Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders on January 21, 2015 (the “Meeting”), and at any adjournment thereof. Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for such Meeting. The Company’s Annual Report on Form 10-K for the year ended August 31, 2014, which constitutes the 2014 Annual Report to Shareholders and accompanies this Proxy Statement, contains financial statements and certain other information concerning the Company.

Location and Date of Annual Meeting

The annual meeting will be held on January 21, 2015 at 8:00 a.m Pacific Time at the Ritz-Carlton, 68900 Frank Sinatra Drive, Rancho Mirage, California.

Record Date

The record date for shareholders entitled to notice of and to vote at the Meeting is the close of business on November 14, 2014 (the “Record Date”). As of the Record Date, we had 63,280,556 shares of Class A common stock outstanding. Each share of Class A common stock outstanding on the record date is entitled to one vote on all matters submitted at the Meeting.

Quorum

A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for action at the Meeting. Abstentions will be counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker absent voting instructions from the beneficial owner (“broker non-votes”) will be treated as shares present for purposes of determining the presence or absence of a quorum. The voting requirements and the procedures described below are based upon provisions of the Wisconsin Business Corporation Law, the Company’s articles of incorporation and bylaws, and any other requirements applicable to the matters to be voted upon.

Required Vote

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present (Proposal 1). A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

In order to approve, on an advisory basis, the compensation of our named executive officers (Proposal 2) the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions will have no effect on this proposal. This advisory vote is considered a non–routine proposal under the rules applicable to banks and brokers. As a result, if you hold your shares in “street name,” absent specific voting instructions, your bank, broker or other holder of record will not be permitted to exercise voting discretion, and your shares will not be considered present and entitled to vote, with respect to this advisory vote. Broker non-votes will have no effect on this proposal.

In order to approve the ratification of PricewaterhouseCoopers LLP as our independent auditor (Proposal 3) the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions will have no effect on this proposal. Because this proposal is considered a routine proposal, brokers or other entities holding shares for an owner in “street name” are able to vote on this proposal, even if no voting instructions are provided by the beneficial owner. Broker non-votes will have no effect on this proposal.

Cost of Soliciting Proxies

The cost of soliciting proxies, including the expense of forwarding to beneficial owners of stock held in the name of another, will be borne by the Company. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation therefore in addition to their regular compensation. Shares held for the accounts of participants in the Actuant Corporation 401(k) Plan (the “401(k) Plan”) will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of such plan. Shares held for the accounts of the participants in the Actuant Corporation Deferred Compensation Plan (the “Employee Deferred Compensation Plan”) will be voted by the rabbi trust associated with the Employee Deferred Compensation Plan, as directed by the Company.

Voting Procedures

Via the Internet—Shareholders can vote their shares via the Internet as instructed on the proxy card. The Internet procedures are designed to authenticate a shareholder’s identity to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. Internet voting for shareholders of record is available 24 hours a day and will close at 11:59 p.m. (CST) on January 20, 2015. The Notice instructs you how to access and review all important information in the Proxy Statement and Annual Report. You will then be directed to select a link where you will be able to vote on the proposals presented.

By Telephone—Shareholders may vote via telephone using the toll-free number listed on the proxy card. Voting via the telephone will close at 11:59 p.m. (CST) on January 20, 2015.

By Mail—Shareholders who receive a paper proxy card may elect to vote by mail and should complete, sign and date their proxy card and mail it in the postage paid envelope provided. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted.

At the Annual Meeting—Shares held in your name as the shareholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in “street name” may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and bring such proxy to the Annual Meeting.

Revocation of Proxies

A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy.

Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder’s directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the directors nominated by the Board of Directors, FOR the approval, on a non-binding basis, of the compensation of our named executive officers, FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent auditor and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors currently consists of ten members. William K. Hall will not be standing for re-election at the Meeting following thirteen years of service on the Board. The size of the Board will be reduced to nine members and, at the Meeting, nine directors will be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below. In the event any of the nominees should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee. Each person named below is presently serving as a director of the Company.

Directors standing for re-election	Age	Director Since
Robert C. Arzbaecher, Chairman of the Board	54	2000
Gurminder S. Bedi, Director	67	2008
E. James Ferland, Director	47	2014
Thomas J. Fischer, Director	67	2003
Mark E. Goldstein, President and Chief Executive Officer	58	2013
R. Alan Hunter, Jr., Director	67	2007
Robert A. Peterson, Director	58	2003
Holly A. Van Deursen, Director	55	2008
Dennis K. Williams, Director	68	2006

Robert C. Arzbaecher—Mr. Arzbaecher is the Chairman of the Board of Directors, after serving as President and Chief Executive Officer of the Company from 2000 to January 2014. Prior to that, he was Vice President and Chief Financial Officer since 1994 and Senior Vice President since 1998. He also served as Vice President, Finance of Tools & Supplies from 1993 to 1994. Prior to joining the Company in 1992 as Corporate Controller, Mr. Arzbaecher held various financial positions with Grabill Aerospace, Farley Industries and Grant Thornton. Mr. Arzbaecher is also a director of CF Industries Holdings, Inc. and Fiduciary Management, Inc. mutual funds. Mr. Arzbaecher provides the Board with a thorough understanding of the Company, including strategy, business development, international operations and served markets. Additionally, he has extensive finance and acquisition experience, which is beneficial given the Company’s stated goal of growth through acquisitions.

Gurminder S. Bedi—Mr. Bedi is managing partner of Compass Acquisitions (a private equity partnership), serves on the board of directors of Kemet Corporation and Compuware Corporation and is a retired Vice President of Ford Motor Company. Mr. Bedi served in a variety of managerial positions at Ford Motor Company for more than thirty years and holds degrees in mechanical engineering and business administration. Mr. Bedi’s broad experience in manufacturing operations and international business, as well as his automotive and commercial truck market background are key contributions to the Board. Based on his current and prior executive leadership positions, Mr. Bedi also brings to the Board a familiarity with the challenges facing large, international public companies, as well as private equity groups (which are the source of some of the Company’s business acquisitions).

E. James Ferland - Mr. Ferland is President and Chief Executive Officer of the Babcock & Wilcox Company, an international provider of energy products and services, as well as a premier advanced technology and mission critical defense contractor.  Mr. Ferland has held that position since 2012 and also previously held various leadership roles with Westinghouse Electric Company, LLC and PNM Resources, Inc. With more than 24 years of senior management and engineering experience in diversified industries,  Mr. Ferland brings to the Board extensive operations, financial and acquisition experience, knowledge of the energy markets and valuable perspectives leading a global public company.  Mr. Ferland is also a director at the Babcock & Wilcox Company.

Thomas J. Fischer—Mr. Fischer is a consultant in corporate financial and accounting matters and a retired Senior Regional Managing Partner of Arthur Andersen LLP. At Arthur Andersen he served principally international public manufacturing and distribution companies. Mr. Fischer is also a director of Badger Meter Inc., Regal-Beloit Corporation and Wisconsin Energy Corporation. The Board benefits from Mr. Fischer’s expertise in the areas of financial, accounting and auditing matters, including financial reporting, corporate transactions and enterprise risk management.

Mark E. Goldstein—Mr. Goldstein has been President and Chief Executive Officer of the Company since January 2014, after serving as Chief Operating Officer since 2007. He joined the Company in 2001 as the leader of the former Gardner Bender business and was appointed Executive Vice President—Tools and Supplies in 2003. Prior to joining Actuant, he spent over 20 years in sales, marketing and operations management positions at Stanley Black & Decker, most recently as President, Stanley Door Systems. Mr. Goldstein is also a director at Pall Corporation. As a result of his day to day leadership as President and Chief Executive Officer of the Company, Mr. Goldstein brings senior leadership, mergers and acquisitions and global management experience to the Board, as well as knowledge of industrial markets and experience in strategic planning.

R. Alan Hunter, Jr.—Mr. Hunter is a retired executive from Stanley Black & Decker where he last served as President and Chief Operating Officer from 1993 through 1997, as well as Vice President Finance and Chief Financial Officer from 1986 to 1993. With over twenty years of experience at The Stanley Works, Mr. Hunter brings a strong financial background and thorough knowledge of the industrial tool industry to the Board. The Board also benefits from his considerable international business experience, especially related to finance, operations, business development and strategy. Mr. Hunter currently serves on the board of trustees of four mutual fund groups managed by MassMutual Financial Group.

Robert A. Peterson—Mr. Peterson is the former President and Chief Executive Officer of Norcross Safety Products, formerly a private equity owned business, since its inception in 1995 until it was sold to Honeywell in 2008. Prior to that he held executive level leadership positions with a number of firms including Farley Industries and Wright Line, after beginning his career at Ernst & Young. Mr. Peterson’s extensive finance, mergers and acquisition and private equity background has been beneficial to the Board in evaluating financial performance and strategic acquisitions. Additionally, his manufacturing and distribution industry experience is a good fit for the businesses included in the Company’s Industrial segment.

Holly A. Van Deursen—Ms. Van Deursen was most recently an executive in the petrochemical industry, having held a variety of leadership positions at both British Petroleum and Amoco Corporation. She was Group Vice President of Petrochemicals for British Petroleum from 2003 to 2005 and Group Vice President of Strategy from 2001 to 2003. Ms. Van Deursen has extensive experience in the oil & gas industry, which provides the Board with insight on our businesses in the Energy segment. Her experience in strategic analysis and corporate governance further enhances her ability to add value to our Board. She is currently a director of Bemis Company, Inc., Petroleum Geo-Services and Capstone Turbine Corporation.

Dennis K. Williams—Mr. Williams is a retired President and Chief Executive Officer (2000 to 2005) and Chairman of the Board (2000 to 2006) of IDEX Corporation. Prior to that he held several executive level roles at General Electric. Mr. Williams brings to the Board considerable experience and insight into issues facing large international public companies, knowledge specific to our markets (with over thirty years experience in our industries) and a strong track record of growing businesses. Mr. Williams’ background as an executive of a global company also lends a valuable perspective to the Board on executive compensation, financial matters and business innovation. Mr. Williams is currently a director of Owens-Illinois, Inc. and Ametek, Inc.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NINE NOMINEES.

PROPOSAL 2
ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

At our 2012 Annual meeting, we asked shareholders to cast a non-binding advisory vote on the frequency with which we submit to shareholders a non-binding advisory vote on the compensation of our named executive officers ("Say on Pay" vote). Shareholders expressed a preference that Say on Pay votes occur every year. Consistent with this preference we will hold Say on Pay votes annually until the 2018 Annual Meeting, at which time shareholders will again be asked to vote on the frequency of Say on Pay votes.

We are asking our shareholders to vote, on a non-binding advisory basis, on the compensation of our Named Executive Officers ("NEOs"), as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion in this proxy statement. We have designed our executive compensation program to drive our long-term success and increase shareholder value. We utilize our executive compensation program to provide competitive compensation within our industry peer group that will attract and retain executive talent, encourage our leaders to perform at a high level by linking compensation with financial and performance milestones and align our executive compensation with shareholders’ interests through the use of equity-based incentive awards. The Compensation Committee has overseen the development and implementation of our executive compensation program in line with these core compensation principles.
We believe we employ a strong pay-for-performance philosophy for our entire executive team, including our NEOs. Our overall executive compensation program is founded on three guiding principles:

•
 Executive compensation is aligned with our overall business strategy of driving growth opportunities and improving operating metrics, focusing on sales, earnings, cash flow and return on invested capital (“ROIC”).

•
Key executives responsible for establishing and executing our business strategy should have incentive compensation opportunities that align with long-term shareholder value creation. Performance equity awards, stock ownership requirements and longer vesting periods on equity awards (relative to prevailing market practices) are important components of that alignment.

•
Overall compensation targets reflect our intent to pay executive base salaries and Total Direct Compensation (base salary, annual bonus opportunity and the grant date fair value of equity compensation) at approximately the midpoint of the competitive market, based on industry and peer group data.

We believe that our pay-for-performance objectives result in compensation that reflects our financial results, stock price performance and other performance objectives described in the Compensation Discussion and Analysis. Accordingly, the Board of Directors requests our shareholders to approve, on an advisory basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this Proxy Statement. Although the outcome of this advisory vote on the compensation of our NEOs is non-binding, the Compensation Committee and the Board of Directors will review and consider the outcome of this vote, among other factors, when making future compensation decisions for our NEOs.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected the public accounting firm of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending August 31, 2015. The Audit Committee has directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor is not required by the Bylaws or otherwise. However, the Audit Committee and Board of Directors are submitting the selection of PricewaterhouseCoopers LLP for shareholder ratification because they value shareholders’ views on the Company’s independent auditors. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 15, 2014, unless otherwise indicated, certain information with respect to the beneficial ownership of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of common stock, by the directors and nominees for director, by each executive officer of the Company named in the Summary Compensation Table below and by the Company’s executive officers and directors as a group. Shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days:

Beneficial Owner (1)	Amount and Nature		Percent of Class
Five Percent Shareholders:
BlackRock Institutional Trust Company, N.A. 400 Howard Street San Francisco, California 94105	5,261,757	(2)	8.3%
Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,266,841	(2)	6.7%
Grupo Daniel Alonso, Inc Avenida Conde Guadalhorce 5759 Aviles, Asturias Spain 33400	3,928,724	(2)	6.2%
Champlain Investment Partners 180 Battery Street, 4th Floor Burlington, Vermont 05401	3,579,655	(2)	5.7%
Bares Capital Management 12600 Hill Country Boulevard Austin, Texas 78738	3,500,556	(2)	5.5%

Named Executive Officers and Director Nominees:
Robert C. Arzbaecher, Chairman of the Board	486,555	(3)	*
Gurminder S. Bedi, Director	55,921	(4)	*
E. James Ferland, Director	3,000		*
Thomas J. Fischer, Director	79,158	(5)	*
Mark E. Goldstein, President, Chief Executive Officer and Director	408,184	(6)	*
R. Alan Hunter, Jr., Director	63,531	(7)	*
Brian K. Kobylinski, Executive Vice President, Energy Segment	183,902	(8)	*
Andrew G. Lampereur, Executive Vice President and Chief Financial Officer	498,780	(9)	*
Robert A. Peterson, Director	118,731	(10)	*
David L. Scheer, Former Executive Vice President, Electrical Segment	200		*
David (Mark) Sefcik, Executive Vice President, Industrial Segment	74,500	(11)	*
Holly A. Van Deursen, Director	55,183	(12)	*
Dennis K. Williams, Director	70,158	(13)	*
Theodore C. Wozniak, Executive Vice President, Business Development	135,425	(14)	*

Directors Not Continuing in Office:
William K. Hall	86,681	(15)	*

All Directors and Executive Officers as a group (18 persons), including individuals named above.	2,342,354	(16)	3.7%

*	Less than 1%.

(1)	Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.

(2)	Share ownership, as of September 30, 2014, based on a report issued to the Company by a third party service provider.

(3)
Includes 2,400 shares held by spouse, 2,200 shares held by his children through a custodian, 43,155 shares held in the 401(k) Plan and 11,900 shares held in an individual IRA account. Also includes 376,900 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2014. Includes 10,000 shares held by the Arzbaecher Family Foundation, for which Mr. Arzbaecher disclaims beneficial ownership. Excludes 50,700 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Arzbaecher does not have any voting or dispositive power with respect to the phantom stock units.

(4)
Includes 5,000 shares held by a trust and 1,763 shares of unvested restricted stock. Also includes 43,650 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2014.

(5)	Includes 67,650 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2014.

(6)
Includes 7,598 shares held in the 401(k) Plan, 5,500 shares held in an individual IRA account and 1,186 shares held in the Employee Stock Purchase Plan. Also includes 295,600 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2014. Excludes 21,619 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Goldstein does not have any voting or dispositive power with respect to the phantom stock units.

(7)
Includes 51,650 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2014. Includes 7,373 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service.

(8)
Includes 652 shares held in the 401(k) Plan. Also includes 131,350 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2014. Excludes 2,842 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Kobylinski does not have any voting or dispositive power with respect to the phantom stock units.

(9)
Includes 14,002 shares of unvested restricted stock, 12,641 shares held in the 401(k) Plan, 737 shares held in the Employee Stock Purchase Plan and 2,250 shares held by his children through custodians. Also includes 262,700 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2014. Excludes 4,675 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Lampereur does not have any voting or dispositive power with respect to the phantom stock units.

(10)
Includes 16,400 shares held in an individual IRA account, 6,000 shares held in trusts for his children and 1,763 shares of unvested restricted stock. Also includes 59,650 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2014. Includes 27,275 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service.

(11)
Includes 1,908 shares held in the 401(k) Plan. Also includes 46,250 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2014. Excludes 3,587 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Sefcik does not have any voting or dispositive power with respect to the phantom stock units.

(12)	Includes 43,650 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2014.

(13)	Includes 59,650 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2014.

(14)
Includes 4,637 shares held in the 401(k) Plan. Also includes 103,100 shares issuable pursuant to option exercisable currently or within 60 days of October 15, 2014. Excludes 5,572 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Wozniak does not have any voting or dispositive power with respect to the phantom stock units.

(15)
Includes 1,763 shares of unvested restricted stock. Also includes 41,930 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2014. Includes 32,293 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service.

(16)
Includes 33,800 shares held in individual IRA accounts, 10,000 shares held by a family foundation, 2,400 shares held by spouses, 4,450 shares held by custodians for children, 6,000 shares held in a private trust accounts for children, 5,000 shares held in private trust accounts, 2,140 shares held in the Employee Stock Purchase Plan, 74,058 shares held in the 401(k) Plan, and 19,291 shares of unvested restricted stock. Also includes 1,588,730 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2014. Includes 66,941 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service. Excludes 99,938 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. The executive officers do not have any voting or dispositive power with respect to the phantom stock units.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

The Board of Directors (the “Board”) has adopted the Actuant Corporation Corporate Governance Guidelines (the “Guidelines”). The Guidelines state that the Board is elected by the shareholders to provide oversight and guidance to management with a view to increasing shareholder value over the long term. The Guidelines cover various topics, including, but not limited to, director independence, board and committee composition, board operations and leadership development. The Nominating & Corporate Governance Committee of the Board monitors and oversees the application of the Guidelines and recommends to the Board any changes to the Guidelines. Each committee has a written charter that is approved by the Board and annually evaluated by the committee.

Board Committees, Charters, Functions and Meetings

The Board has three standing committees — Audit, Nominating & Corporate Governance and Compensation — and appoints the members of the committees after considering the recommendations of the Nominating & Corporate Governance Committee. There were six meetings of the Board during the fiscal year ended August 31, 2014. All members of the Board attended at least 75% of the aggregate number of meetings of the Board and all the committees on which they served. While the Company has no formal policy with respect to attendance of the directors at the Company’s Annual Meeting of Shareholders, all members of the Board attended the 2014 Annual Meeting. Current Board committee membership and functions appear in the following table:

Committees	Committee Functions
Audit Thomas J. Fischer, Chair William K. Hall R. Alan Hunter, Jr. E. James Ferland Dennis K. Williams Fiscal 2014 Meetings—7	• Manages oversight responsibilities related to accounting policies, internal control, financial reporting practices and legal and regulatory compliance
• Reviews the integrity of the Company’s financial statements
• Reviews the independent auditor’s qualifications and independence
• Reviews the performance of the Company’s internal audit function and the Company’s independent auditors
• Maintains lines of communication between the Board of Directors and the Company’s financial management, internal auditors and independent accountants
• Prepares the Audit Committee report to be included in the Company’s annual proxy statement
• Conducts an annual evaluation of the performance of the Audit Committee
Nominating & Corporate Governance Robert A. Peterson, Chair Gurminder S. Bedi E. James Ferland William K. Hall Holly A. Van Deursen Fiscal 2014 Meetings—3	• Responsible for evaluating and nominating prospective members for the Board
• Exercises a leadership role in developing, maintaining and monitoring the Company’s corporate governance policies and procedures
• Conducts an annual assessment of the Board, Committees and Directors perfromance.
• Conducts an annual evaluation of the performance of the Nominating & Corporate Governance Committee
Compensation Holly A. Van Deursen, Chair Gurminder S. Bedi R. Alan Hunter, Jr. Dennis K. Williams Fiscal 2014 Meetings—5	• Determines the compensation of executive officers and makes recommendations to the Board regarding Chief Executive Officer compensation.
• Administers annual (short-term) incentive compensation plans and equity-based (long-term) compensation programs maintained by the Company
• Makes recommendations to the Board with respect to the amendment, termination or replacement of incentive compensation plans and equity-based compensation programs
• Recommends to the Board the compensation for Board members and conducts an annual evaluation of the performance of the Compensation Committee
Leadership Structure

The position of Chairman and Chief Executive Officer were separated during the January 2014 CEO transition to Mr. Goldstein. This allows our new Chief Executive Officer to focus on the day-to-day operations, while allowing the continuity of the

Chairman (and former CEO) to lead our Board in its role of providing independent oversight and advice to management. The Board retains the authority to modify this leadership structure as and when appropriate to best address the Company's current circumstances and to advance the interests of all shareholders.

The independent Board members have elected a lead independent director to serve a renewable one-year term. The lead director presides over executive sessions of the independent directors; serves as liaison between the Chairman and Chief Executive Officer of the Company and other independent directors; consults with the Chairman and Chief Executive Officer of the Company as to appropriate scheduling and agendas of meetings of the Board; and serves as the principal liaison for communication by shareholders and employees directed specifically toward non-management directors. Mr. Peterson currently serves as lead director.

Executive Sessions of Non-Management Directors

The non-employee directors of the Board regularly meet alone without any members of management being present. Mr. Peterson, the lead director, presides at these sessions.

Independence of Directors; Financial Expert

The Board has determined that each of Ms. Van Deursen and Messrs. Bedi, Ferland, Fischer, Hall, Hunter, Peterson and Williams (i) is “independent” within the definitions contained in the current New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines and (ii) has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the Board has determined that each member of the Audit Committee is “independent” within the definition contained in current Securities and Exchange Commission (“SEC”) rules. One of the Audit Committee members, Mr. Fischer, serves on three other audit committees. The Company’s Board has affirmatively determined that such simultaneous service does not impair Mr. Fischer’s ability to effectively serve as the chair of our Audit Committee. Furthermore, the Board has determined that all members of our Audit Committee meet the financial literacy requirements of the New York Stock Exchange ("NYSE") and qualify as “audit committee financial experts” as defined by the SEC.

Board Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives (including strategic initiatives), to improve long-term organizational performance and enhance shareholder value. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on legal, compliance and financial risk (including internal controls), while the Compensation Committee and the Nominating & Corporate Governance Committee focus on compensation risk (as described below) and corporate governance policies, respectively.

Compensation Risk Assessment

In establishing and reviewing our executive compensation program, the Compensation Committee considers, among other things, whether the compensation program rewards executives for performance and whether the program encourages unnecessary or excessive risk taking.  The Committee, with assistance from an independent compensation consultant, annually performs a compensation risk assessment including an inventory of material incentive and sales compensation plans.  The Committee has identified several mitigating factors that help reduce the likelihood of undue risk taking related to compensation arrangements including, but not limited to, the use of multiple measures (earnings, asset management, total shareholder return ("TSR"), and cash flow) in a balanced mix of annual and long term plans, use of multiple types of incentives (cash, stock options, restricted stock units, performance shares), and executive stock ownership guidelines that help align incentives with long-term company stock price appreciation. Based upon the assessment performed, the Committee believes that the Company’s compensation policies and practices do not encourage unnecessary or excessive risk taking and are not reasonably likely to have a material adverse effect on the Company.

Use of Compensation Consultants and Other Advisors

The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. The Compensation Committee has utilized the services of Towers Watson ("Towers") as its executive and director compensation advisor for several years. During fiscal 2014, fees paid to Towers for services to the Committee totaled $100,000. The Company has also routinely engaged a separate division of Towers for actuarial services related to pension plans, postretirement healthcare plans and other benefits. Total fees paid to Towers for these additional services in fiscal 2014 were $466,000. Towers executive compensation consultants are not involved in providing any of the additional valuation and advisory services to the Company.

Annually, Towers provides the Committee with written confirmation of its independence and the existence of any potential conflicts of interest. The Committee also obtains an understanding of the policies and procedures that Towers has in place to prevent conflicts of interest, confirms that there are no personal or business relationships between Towers and members of the Committee and validates that employees of Towers who perform consulting services do not own Actuant common stock. After considering these factors, the scope of services provided by Towers and the amount of fees paid for executive compensation consulting and other valuation services, the Committee has concluded that the engagement of Towers did not raise any conflicts of interest.

Codes of Conduct

The Company has a compliance plan and code of conduct that applies to all of its officers, directors and employees (the “Code of Conduct”). The Code of Conduct, which is reviewed annually by the Nominating & Corporate Governance Committee, is available for your review on the corporate governance page of the Company’s website at www.actuant.com.

The Company has also adopted a Code of Ethics that applies to its senior corporate executive team, including its Chief Executive Officer, Chief Financial Officer and Corporate Controller. The code of ethics is also posted on our website at www.actuant.com. The Company posts any amendments to, or waivers from, provisions of its code of ethics that apply to the Chief Executive Officer, Chief Financial Officer or Corporate Controller on the Company’s website.

Information Available Upon Request

Copies of the Company’s committee charters, corporate governance guidelines, Code of Conduct and Code of Ethics are posted in the Corporate Governance section of the Company’s website at www.actuant.com and may be obtained, free of charge, upon written request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin, 53051 or by telephone at (262) 293-1500.

Director Selection Procedures

The Nominating & Corporate Governance Committee has the lead role in identifying director candidates, including the slate of directors presented for election at the Meeting. The Nominating & Corporate Governance Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Company and state the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate. To be included in a proxy statement, recommendations must be received by the Company not less than 120 calendar days preceding the date of release of the prior year’s proxy statement. The direct nomination of a director by shareholders must be made in accordance with the advance written notice requirements of the Company’s Bylaws. For consideration at the 2016 Annual Meeting, direct nominations must be received by the Company no later than the close of business on September 23, 2015 and no earlier than the close of business on August 24, 2015.

Nominees for director are selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. Although the Board does not have a formal diversity policy, the Board is committed to an inclusive membership, embracing diversity with respect to background, experience, skills, education, special training, race, age, gender, national origin and viewpoints.

In evaluating director nominees, the Nominating & Corporate Governance Committee also considers the following factors:

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	the appropriate size of the Company’s Board of Directors.

The Nominating & Corporate Governance Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating & Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating & Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. There is no limit with regard to the number of boards on which our directors may serve, but the Board considers service on others boards as a factor in the director selection process. The Nominating & Corporate Governance Committee does, however, believe it appropriate for at least one, and, preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under NYSE listing standards. The Nominating & Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.

The Nominating & Corporate Governance Committee identifies nominees by first evaluating the current members of the Board who are willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating & Corporate Governance Committee or the Board decides not to nominate a member for re-election, the Nominating & Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating & Corporate Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Nominating & Corporate Governance Committee. Research may also be performed to identify qualified individuals. From time to time, the Company has engaged third party search firms to identify, evaluate or assist in identifying potential nominees.

Director Resignation Policy

In order to ensure appropriate representation on our Board, the Nominating & Corporate Governance Committee has adopted a policy regarding resignation upon a director’s retirement or change in principal occupation or business association from the position the director held on the latter of: (a) the effective date of the policy; (b) the date when the director was last elected to our Board; and (c) the date, if any, our Board last rejected an offer by the director to resign under the policy. Under the policy, upon such a change in position, a director shall offer his or her resignation as a Board member to the Nominating & Corporate Governance Committee, which will then recommend that our Board accept or reject the offer of resignation based on a review of the qualifications of the director, and whether the director's resignation from the Board would be in the best interests of the Company and its shareholders.

Communications with Directors

The Board has adopted a process for communications with shareholders and other interested parties. Shareholders and other interested parties who want to communicate with the Board, the non-management directors as a group, or any individual director can write to: Actuant Corporation, Attention: Chairman, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051. Your letter should indicate that you are an Actuant shareholder. Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a common stock related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Certain Relationships and Related Person Transactions

The Guidelines (applicable to Board members) and Code of Business Conduct and Ethics (applicable to all employees) document the Company’s policies regarding conflicts of interest and related party transactions. Under these policies, any related party transaction or potential conflict of interest is reviewed by legal counsel and then referred to the Nominating & Corporate Governance Committee for final resolution.
In October 2012, the Company entered into a commercial arrangement with a subsidiary of Grupo Daniel Alonso, Inc. (a five percent shareholder) under which the Company can purchase certain products and components over the next several years (total potential contract value of €1.7 million). During fiscal 2014, there were no purchases from Grupo Daniel Alonso, or its subsidiaries. In addition during fiscal 2014, the Company had sales of $2.0 million to a subsidiary of the Babcock & Wilcox Company (B&W). Mr. Ferland is President and Chief Executive Officer of B&W and a member of our Board of Directors. These arrangements were negotiated in the ordinary course of business at prices and on terms and conditions that management believes are no less favorable to the Company than those that would result from arm’s length negotiations between unrelated parties.

Other than as disclosed in the preceding paragraph, during fiscal 2014 the Company was not party to any transaction in which an executive officer, director or 5% shareholder had a direct or indirect material interest.

Compensation Committee Interlocks and Insider Participation

During fiscal 2014, no member of the Compensation Committee served as an officer, former officer or employee of the Company or had a relationship discloseable under “Certain Relationships and Related Person Transactions.” Further, during fiscal 2014, no executive officer of the Company served as:

•
a member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee of the Board of Directors oversees and monitors the Company’s management and independent registered public accounting firm (currently PricewaterhouseCoopers LLP) throughout the financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results of operations and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Additionally, the Audit Committee has done, among other things, the following:

•	discussed with PricewaterhouseCoopers LLP the overall scope and plans for its audit;

•
met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting;

•	reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2014 with the Company’s management and PricewaterhouseCoopers LLP;

•
discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees ("SAS 61"), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and

•
received the written disclosures and the letter from PricewaterhouseCoopers LLP required pursuant to Rule 3526, “Communication with Audit Committees Concerning Independence,” of the Public Company Accounting Oversight Board (“PCAOB”).

Based upon the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended August 31, 2014.

No member of the Audit Committee is employed by or has any other material relationship with the Company. The Board of Directors has determined that each member of the Audit Committee qualifies as an Audit Committee financial expert under Securities and Exchange Commission regulations, and the Audit Committee is comprised entirely of independent directors as required by the New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Thomas J. Fischer, Chairman
William K. Hall
R. Alan Hunter, Jr.
Dennis K. Williams
E. James Ferland

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of our proxy provides information regarding the fiscal 2014 compensation program for our Chief Executive Officer, Chief Financial Officer and other executive officers listed in the Summary Compensation Table, collectively referred to as our Named Executive Officers (“NEOs”). It explains our compensation philosophy as well as the structure and rationale behind our compensation program. Due to the transition of the Chief Executive Officer role in January 2014, and the divestiture of our former Electrical Segment in December 2013, we are required to provide compensation detail for seven executives in the Summary Compensation Table on page 24.

Executive Summary

Actuant strives to be a premier diversified industrial corporation and a growth company that is operationally excellent. To achieve this, we look to optimize our organization to maximize growth in sales, earnings, cash flow and Return on Invested Capital ("ROIC"). This operating strategy requires a compensation philosophy that rewards both near-term operational and financial success as well as decision making that supports long-term shareholder value creation. In summary, the objectives of our compensation program are to:

•	attract and retain highly experienced and committed executives who have the skills, education, business acumen and background to successfully lead a diversified industrial company;

•	motivate and reward executives to drive and achieve our goal of increasing shareholder value;

•	provide balanced incentives for the achievement of near-term and long-term objectives, without incentivizing executives to take excessive risk

In fiscal 2014, our financial performance generally mirrored the overall economic environment, with inconsistent demand in a low growth global economy. Our total sales grew 9% with core sales growth of 3%, in line with our expectations, however our operating margins declined 140 basis points from the prior year. Total earnings per share grew 4%, aided by lower income tax expense and reduced shares outstanding (the result of share buybacks). We generated free cash flow of $164 million during fiscal 2014 which represented a conversion of 122% of net earnings and our 14th consecutive year with free cash flow conversion in excess of net earnings.

	Year Ended August 31,
	2014	2013
	(in millions, except per share amounts)
Net Sales	$1,400	$1,280
Core Sales Growth	3%	(3)%
Earnings Per Share	$1.91	$1.84
Free Cash Flow	$164	$205
Stock Price (1)	$33.73	$35.72
(1) Stock price as of fiscal year end.

As a result of this mixed financial performance, the annual cash bonus payments in fiscal 2014 reflected well below target payouts (see page 18 for details of the bonus program). In addition, actual shares vested related to the Performance Share plan (discussed on page 20) were at or below target levels for the recently completed performance period. As such we believe that we have designed an executive compensation program which effectively links pay and performance and is in the best long-term interests of our shareholders.

Compensation and Link to Performance

Our executive compensation program is aligned with our overall business model (illustrated below), which is intended to create shareholder value. Our long standing Combined Management Measure ("CMM"), the primary metric used for the annual bonus program (discussed on page 18), rewards high return on invested capital and the generation of strong cash flow, which we believe are key drivers of shareholder value. In addition, a portion of the performance based equity awards (discussed on page 20) are tied to the attainment of free cash flow conversion targets, while the annual bonus also incorporates core sales growth, the first component of our business model.

More than a decade ago, we developed this business model which emphasizes cash flow generation. The model starts with core sales growth - through customer intimacy, new products, emerging market penetration and other aspects of our Growth + Innovation process. We further increase sales and profits through acquisitions and reinvestment in our businesses, including capital expenditures. The acquisitions add new capabilities, technologies, customers and geographic presence to make our businesses stronger. Finally, continuous improvement processes - whether “leaning out” existing operations, effective product sourcing, acquisition integration or leadership development - is utilized to improve profitability and drive cash flow. When executed successfully, these steps lead to strong earnings and cash flow generation that we redeploy back into the business. The compensation plans link executive pay with execution of this business model- driving growth in sales, earnings, cash flow and ultimately, Company stock price appreciation. Finally, the equity awards, performance shares tied to stock appreciation and cash flow generation, and robust stock ownership requirements, further link our compensation programs to long-term shareholder value creation.

Shareholder Input on Executive Compensation Program
Shareholders provided overwhelming support for our NEOs compensation at the 2014 Annual Meeting, with 90% of shareholders voting in favor of our advisory vote on the compensation of our NEOs. We continue to engage with shareholders to gather feedback on our compensation programs. Over the past several years, this has led to changes that strengthen the link between executive pay and Company performance. Specific changes have included an increased emphasis on performance based equity awards, formalization of an anti-hedging policy, adoption of a compensation “clawback policy,” elimination of excise tax gross ups from change in control agreements and modification of certain provisions of our annual bonus program to increase the alignment of segment leadership with overall Actuant performance, and with our growth initiatives. We believe that our executive compensation program is responsive to the feedback we have received and is aligned with shareholder interests.

Oversight of the Executive Compensation Program

The Compensation Committee ("the Committee") is primarily responsible for overseeing the Company’s executive compensation program, after considering advice from an independent compensation consultant regarding competitive market pay practices. The Company’s CEO and management team also provide the Committee specific information related to NEO performance, compensation data and financial results.

Role of Compensation Committee

The Committee establishes our executive compensation philosophy and administers the overall executive compensation program. The Committee operates under a written charter approved by the Board. The Committee reviews and approves all components of the compensation program, establishes objectives for NEOs that are aligned with the Company’s business and financial strategy, as well as shareholder interests and determines competitive compensation levels for our CEO and the other NEOs. CEO compensation is recommended by the Committee to the Board for approval. The Committee assesses the performance of NEOs (other than the CEO) through verbal updates regarding their annual reviews completed by the CEO and performs a separate evaluation of the CEO’s performance.

Role of Compensation Consultant

The Committee utilizes Towers as its independent compensation consultant. Their duties include evaluating executive compensation, analyzing pay alignment with financial and stock performance, providing general compensation trends and competitive market data and benchmarking, and participating in the design and implementation of certain elements of the executive compensation programs. They provide the Committee with advice, consultation and market information on a regular basis, as requested, throughout the year. They do not make specific recommendations on individual compensation amounts for the executive officers or the independent directors, nor does the consultant determine the amount or form of executive and director compensation.

Role of Management and the Chief Executive Officer

The CEO, in consultation with Towers, develops compensation recommendations for the Committee to consider. The CEO considers various factors when making individual compensation recommendations including the relative importance of the executive’s position within the organization, the individual’s tenure and experience, and the executive’s performance and contributions to the Company’s results.

The Executive Vice President-Global Human Resources and other members of the Human Resources department, together with the CFO and members of the Finance department and outside advisors, work with the CEO to monitor existing compensation plans and programs applicable to NEOs and other executives, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data, peer comparisons and other briefing materials for the Committee in making its decisions, and, ultimately, to implement the decisions of the Committee.

Assessing Competitive Compensation Practices

The Committee reviews both a Tower's proprietary compensation market analysis, as well as compensation practices at selected similar companies (the “Peer Group”). The Peer Group, many of which are identified as comparable to Actuant by sellside research analysts, consists of publicly traded industrial companies with:
•Similar market capitalization and revenue
•Global scope and complexity
•End-market diversification
•Acquisition growth strategies

The Peer Group has a median revenue (as of the latest fiscal year end) and market capitalization of $2.3 billion and $3.5 billion respectively compared to Actuant’s $1.4 billion and $2.3 billion, and consists of the following companies:

A.O. Smith Corp.	Donaldson Co., Inc.	Pall Corp.	TriMas Corp
Albany International Corp.	EnerSys, Inc.	Pentair, Inc.	Valmont Industries, Inc.
AMETEK, Inc.	Federal Signal Corp.	Regal Beloit Corp.	Wabtec Corp.
Barnes Group, Inc.	IDEX Corp.	Roper Industries, Inc.	Watts Water Technologies, Inc.
Belden, Inc.	Kennametal, Inc.	Snap-On, Inc.	Woodward Inc.
Brady Corp.	Lincoln Electric Holdings, Inc.	Tecumseh Products Co.
Crane Co.	Modine Manufacturing Co.	Toro Co.

The Committee primarily uses a broad set of data from the Towers Executive Compensation Market Analysis Survey to obtain compensation information and an understanding of executive compensation trends. The Towers survey data represents all participants in the Towers database, with the exclusion of the financial services, healthcare and the energy services industries. The Committee does not determine the companies that are included in the Towers survey data. The data (for in excess of 400 listed companies) is adjusted to reflect an organization of our revenue size. The data is reviewed in aggregate by the Committee and provides the primary reference point for making compensation related decisions. The Committee believes that this survey data, together with the compensation practices of the Peer Group and CEO recommendations (for other NEOs based on experience, expertise and demonstrated performance), accurately defines competitive market compensation for executive talent.

Target Level Compensation Determination

To determine NEO compensation, the Committee considers factors such as the level of responsibility, skills and experiences required by the position, the executive’s qualifications, our ability to replace such individual and the overall competitive environment. It also considers current and historical compensation levels, length of service, the Committee’s view of internal equity and consistency and other considerations it may feel are relevant. In analyzing these factors, the Committee reviews competitive compensation data and focuses on the approximate 50th percentile for each component of pay, as well as target total compensation. In some cases, individual components may be over or under market (in order to emphasize a particular element or if individual circumstances dictate), but the total compensation package is market competitive and will generally not exceed the 75th percentile of market.

Components of Total Direct Compensation

As summarized below, the majority of total direct compensation is performance based and not guaranteed. We also provide various retirement and benefit programs. This graphic, depicting the CEO's total direct compensation, along with the descriptions that follow, provide a snapshot as to the components and rationale behind the elements of our compensation program.

Base Salary

Base salaries are reviewed annually and are established considering the scope and complexity of the role, market competitiveness, individual performance and Company operating performance. Individual performance is evaluated based on achievement of established goals and objectives related to such items as business performance and leadership expectations. Generally three situations may warrant a change in base salary which includes annual merit increases, promotions or changes in role, or market adjustments.

Consistent with his appointment to CEO in January 2014, the Committee approved an increase in base salary of approximately 26%, to $725,000, for Mr. Goldstein. Concurrently, Mr. Arzbaecher’s base salary was reduced from $850,000 to $350,000 to reflect his new role as executive chairman. The remaining NEO's base salary increases were generally in the 3% to 4% range reflecting normal annual merit adjustments, except for Mr. Sefcik's base salary increased 7% as a result of his promotion to Executive Vice President - Industrial Segment.

Annual Bonus

Our NEOs, along with other leaders and substantially all U.S. employees, have an opportunity to earn an annual bonus based on achievement of performance objectives. The bonus is designed to reward short-term performance in successfully growing sales, earnings, cash flow and ROIC. We utilize a combination of core sales growth and CMM as the financial metrics for the annual bonus. CMM is the primary financial metric because it encompasses all of those key factors. Both the Committee and management believe CMM drives earnings and cash flow growth, which is critical to successfully executing our business model (described on page 15). CMM is calculated as follows:

Net Income
+ Financing Costs (Interest Expense)
+ Income Taxes
+ Amortization of Intangible Assets
= EBITA (Earnings Before Interest, Taxes and Amortization)
- Asset Carrying Charge(1)
= Combined Management Measure

(1)
The Asset Carrying Charge is calculated by adding (1) a 20% charge applied to the average net tangible assets (current assets, net fixed assets and other long-term assets, less accounts payable, accrued compensation, pension and employee benefits, current income tax balances and other liabilities), to (2) a 12% charge applied to the average total intangible assets (goodwill, intangible assets and non-current deferred income taxes).

We believe CMM encourages all employees to improve profits while using assets wisely. CMM is very similar to both ROIC and cash flow, which are key measures linked to shareholder value creation. In addition to utilizing CMM for the annual bonus, we also utilize a similar calculation for asset allocation and decision making within the Company related to acquisitions and other investments.

In addition to CMM, we utilize core sales growth (total sales growth less the impact of foreign currency and acquisitions/divestitures) as part of the annual bonus plan because it emphasizes this important driver of performance success.  Core sales growth targets are established at an individual business unit level.  Segment level executives including Messrs. Kobylinski, Scheer and Sefcik are measured on core sales growth targets associated with their respective segments.  Corporate executives are measured on the achievement of consolidated Actuant core sales growth.

Annual bonus target percentages vary by NEO and are determined based on their scope of duties and responsibilities as well as market and peer group data. Actual bonus payments can range from 0% to 250% of the target based on actual performance. NEOs not in charge of business units or segments receive a bonus based on the CMM and core sales growth performance of Actuant. NEOs responsible for a business segment are eligible for a bonus based on Actuant CMM, Segment CMM for their respective segment and core sales growth. The following table summarizes the fiscal 2014 annual bonus opportunity and weighting for each NEO.

	Annual Bonus Opportunity as a % of Base Salary			Weighting of Components of Target Annual Bonus
Name	Threshold	Target	Maximum	Actuant CMM	Segment CMM	Core Sales Growth
Robert C. Arzbaecher (a)	0%	100%	250.0%	80%	—	20%
Mark E. Goldstein	0%	100% (b)	250.0%	80%	—	20%
Brian K. Kobylinski	0%	55%	137.5%	30%	50%	20%
Andrew G. Lampereur	0%	65%	162.5%	80%	—	20%
David L. Scheer	0%	50%	125.0%	30%	50%	20%
David (Mark) Sefcik	0%	45%	112.5%	30%	50%	20%
Theodore C. Wozniak	0%	50%	125.0%	80%	—	20%

(a)	Mr. Arzbaecher's target bonus opportunity was based on his annual salary at beginning of the fiscal year.

(b)	Mr. Goldstein's target bonus opportunity was increased from 70% to 100%, effective January 2014, in conjunction with his promotion to Chief Executive Officer.

The annual bonus earned is based on performance against pre-approved targets, which are established by the Committee in the first quarter of the fiscal year, considering financial plans, year-over-year improvement and the economic environment. Following the completion of a fiscal year, the Committee determines the extent to which those targets were met.

In accordance with Item 402(b) of Regulation S-K, we have not disclosed the annual bonus financial targets for fiscal 2014 because they represent confidential information which if disclosed could result in competitive harm. These financial measures can be impacted by a variety of non-recurring or extraordinary items (e.g., acquisitions, divestitures, business restructuring, accounting rule changes, etc) and actual results may be adjusted for these items if they were not contemplated in the target setting process. All adjustments to the annual bonus financial results are reviewed and approved by the Committee. Given that the assumptions used to determine the annual bonus financial metrics and related adjustments necessarily include elements of strategic operations, timing of new product launches, restructuring activities or investments in growth initiatives, we believe disclosure of such information could cause us competitive harm by potentially revealing to our competitors, customers, vendors and suppliers our confidential operating and financial objectives.

In order to illustrate the historical level of performance against annual bonus targets, the following table summarizes the actual annual bonus payout percentages achieved by our CEO (expressed as a percentage of the target annual bonus level) for each of the last five fiscal years:

Fiscal Year	Annual Bonus Payout
2010	229%
2011	197%
2012	113%
2013	8% (a)
2014	7%

(a)	Mr. Goldstein declined his annual bonus in fiscal 2013.

Fiscal 2014 annual bonus payouts were impacted by our financial results which generally fell short of expectations. Consolidated CMM performance, which is a component of each NEO’s annual bonus, was less than the threshold amount and therefore resulted in a zero payout. Segment CMM performance was less than target and modestly above threshold levels for all three segments. CMM payout levels for NEOs in charge of a segment ranged from 8% -15%, reflecting the combination of Consolidated CMM and Segment level CMM performance.
Consolidated core sales growth for fiscal 2014 was approximately 3%, at the lower end of our stated 3-5% core sales guidance for fiscal 2014, the result of lower than plan core sales growth in the Industrial segment. This resulted in a 37% payout on the core sales portion of the annual bonus for those NEO’s not in charge of a segment. Segment NEO core sales performance resulted in payouts of 0-124% for that 20% portion of their annual bonus, depending on the segment.
By virtue of Actuant missing the consolidated CMM threshold and actual core sales growth being between the threshold and target levels, Messrs. Arzbaecher, Goldstein, Lampereur and Wozniak earned total annual bonus payouts equal to 7% of target levels. Based on the combination of Consolidated CMM, and their respective Segment CMM and core sales growth performance, annual bonus payouts for Mr. Kobylinski and Mr. Sefcik were 13% and 8% of their respective targets. There was no annual bonus payout to Mr. Scheer due to the divestiture of our former Electrical Segment.
 Long-Term Cash Incentive Plan

A Long-Term Cash Incentive Plan (“LTIP”) was approved by shareholders in July 2006 and provided for a potential cash incentive for certain executive officers upon the achievement of a stock price appreciation target. The LTIP plan covered an eight-year measurement period running from May 1, 2006 to May 1, 2014. The amount of potential payout to be paid to the four LTIP participants including Messrs. Arzbaecher, Goldstein and Lampereur, was based on the timing of our common stock price being at least $50 for 30 consecutive trading days, with an aggregate payout that reduced from $20 million down to $0 based on the passage of time. As of May 1, 2014, the final measurement date for performance, the target had not been met and as such, no cash payouts were made.

Equity Compensation

Actuant generally grants three forms of equity compensation - stock options, restricted stock and performance shares. We believe that a significant portion of Total Direct Compensation should be made in the form of equity compensation due to its strong long-term alignment with shareholders. If our stock price declines, so does the realized value of the NEOs compensation, and vice versa. Stock options and restricted shares generally vest 50% after three years, with 100% at five years. This tends to be longer in duration than most peer companies, which we believe enhances retention and long-term performance management. The target value of equity awards are allocated 35% in the form of options, 35% in restricted shares and 30% in performance shares.

 The following describes each type of award:

Stock Options—Stock options granted to NEOs generally become 50% exercisable three years after the grant date with the remaining 50% exercisable after five years. The Committee has the ability to vary both the term and vesting schedule for new stock option grants in accordance with the plan. All options are granted following the Committee’s authorization, with an exercise price equal to the closing market price on the date of grant and have a ten-year term. Stock option back-dating or re-pricing is expressly prohibited.

Restricted Stock Units and Awards—Restricted stock also generally vests 50% after three years with the remaining 50% vesting after five years. Again the Committee has the ability to vary both the term and vesting schedule for new grants. Under the Employee Deferred Compensation Plan, individuals granted restricted stock units have the ability to defer receipt and taxability of the shares beyond their normal vesting dates, by providing written notice to the Company at least twelve months in advance of the award’s scheduled vest date.

Performance Based Restricted Stock ("Performance Shares")—The Performance Share plan has a three-year performance period, with vesting based 50% on achievement of an absolute Free Cash Flow Conversion target and 50% on the Company’s TSR relative to the S&P 600 SmallCap Industrial Index (approximately 90 companies). New three-year performance cycles start annually with grants near the beginning of each fiscal year. The Committee designed the plan to include both TSR and Free Cash Flow Conversion elements to emphasize the importance of these two metrics to the long-term success of the Company. TSR aligns the interests of shareholders and executives, while strong Free Cash Flow Conversion helps ensure adequate cash generation to fund overall Company growth. The targets and vesting scale for Performance Shares are summarized as follows:

Measure	Threshold	Target	Maximum
Relative TSR Percentile	25th	50th	75th
Free Cash Flow Conversion	110%	125%	150%
Vesting Scale (as a percentage of Target)	50%	100%	150%

The measurement period for the fiscal 2012 Performance Share grant ended August 31, 2014 and resulted in the vesting of 130% of the Free Cash Flow Conversion shares. The relative TSR fell below the threshold percentile compared to the benchmark, resulting in no vesting of that portion of the restricted share grant. The following table summarizes threshold, target and maximum shares for the recently completed performance period. Actual shares vested were at or below target levels for the 2012 Performance Share grant.

	2012 Performance Shares			Actual Shares Vested
Name	Threshold	Target	Maximum
Robert C. Arzbaecher	0	92,203	138,304	63,590
Mark E. Goldstein	0	11,542	17,313	7,960
Brian K. Kobylinski	0	5,683	8,525	3,920
Andrew G. Lampereur	0	8,135	12,203	5,611
David L. Scheer	0	3,789	5,684	3,789
David (Mark) Sefcik	0	0	0	0
Theodore C. Wozniak	0	3,789	5,684	2,613

Practices Regarding the Grant of Equity Compensation

The Committee has generally followed a practice of making annual option and restricted stock grants to its NEOs on a single date each year, when all material information is publicly available. In fiscal 2014, the Committee granted these awards at its regularly scheduled January 2014 meeting. Performance Share grants are awarded in October near the beginning of the performance period. While the vast majority of awards to NEOs have historically been made as part of our annual grant program, the Committee can make awards to NEOs or other employees at other times, such as in connection with hiring, promotions or for retention purposes. During fiscal 2014, the Committee authorized the grant of restricted shares for retention purposes to three

NEOs (Mr. Lampereur 14,002 restricted shares, Mr. Kobylinski 12,602 restricted shares and Mr. Wozniak 11,201 restricted shares) with a three year vesting period. The Committee felt the awards reflected the importance of retaining the key leadership team intact during the CEO transition.

Retirement and Other Benefits

We provide benefit programs to our employees, including executives and our NEOs, to attract and retain them as well as to provide a competitive total compensation program. Actuant’s benefits philosophy is to generally provide similar benefit programs for all non-bargaining unit employees, including our NEOs. However, modifications may be made in cases where IRS limits or other regulations prevent equitable treatment. The following table summarizes such benefit plans and eligibility (for our U.S. employees):

Type of Benefit	NEOs	Certain Other Executives and High Level Managers	Most Other Full Time Employees
401(k) Retirement Plan	✓	✓	✓
Supplemental Executive Retirement Plan (SERP)	✓	Selectively	Not Offered
Employee Deferred Compensation Plan	✓	✓	✓
Medical/Dental/Vision Insurance	✓	✓	✓
Annual Physical	✓	Selectively	Not Offered
Life and Disability Insurance	✓	✓	✓
Supplemental Life and Disability Insurance	✓	Selectively	Not Offered
Employee Stock Purchase Plan	Not Offered	Selectively	✓
Vacation	✓	✓	✓
Tuition Reimbursement Plan	✓	✓	✓
Automobile Allowance	✓	Selectively	Selectively
Club Dues	Selectively	Not Offered	Not Offered
Financial Planning Services	✓	Selectively	Not Offered
Personal Use of Company Aircraft	✓	Selectively	Not Offered

401(k) Retirement Plan

Under our 401(k) Plan, most employees, including our NEOs, may contribute eligible compensation up to IRS limits. The Company generally provides a “core” contribution equal to 3% of eligible compensation (subject to IRS compensation and contribution limits). In addition, the Company provides a matching contribution of 100% for the first $300 contributed to the Plan, and an additional 25% on employee elective contributions between $300 and 6% of eligible compensation. Company matching and core contributions vest 25% after two years, 50% after three years, 75% after four years and 100% after five years.

Supplemental Executive Retirement Plan ("SERP")

The SERP covers certain executive level employees (including the NEO’s) and is designed to improve the competitive positioning of our retirement programs, reward long-service employees and support executive retention and recruiting efforts. The SERP is a nonqualified defined contribution plan and the benefit is calculated by applying a SERP multiplier to total eligible compensation in a given year (base salary plus annual bonus). The SERP multiplier is determined by a formula that takes into account the executive’s age and years of service, and ranges from 3-6%. SERP contributions go into a notional interest bearing account and vest after five years of service or when the executive turns 60. The targeted combined annual retirement benefit between the SERP and 401(k) Plan is approximately 7-10.5% of cash compensation, depending on age and years of service. This level approximates the 40th percentile of peer company retirement benefits.

Employee Deferred Compensation Plan

We also offer a deferred compensation plan that allows U.S. employees with base salary over $115,000 to defer compensation and associated taxes until retirement or termination of employment. Investment options include an interest bearing account and/or a common stock account. As a result of the unfunded nature of the plan, compensation deferrals are essentially unsecured loans from employees to the Company. Each year the Committee determines the interest rate for new deferrals, taking into account current market rates. The stock account return mirrors the performance of Actuant’s stock price. Shares of common stock equal to the value of deferred contributions into that account are contributed by the Company into a rabbi trust. When distributed, deferred amounts invested in the interest account are paid out in cash while an appropriate number of shares of common stock (plus accrued dividends) are released from the rabbi trust to satisfy common stock fund distributions.

In addition, the Employee Deferred Compensation Plan allows all employees in the U.S. with annual eligible compensation in excess of $255,000, to receive their core contribution, calculated as if no IRS limits were in place. We believe that it is not equitable, or market competitive, to limit the Company core contribution to the 401(k) Plan based on IRS compensation and contribution limits. All Company core contributions pursuant to the Deferred Compensation Plan are deemed to be invested in Actuant common stock and are credited to participant's Deferred Compensation Plan accounts.

Other Benefits

We provide perquisites to help executives be more productive and efficient, to provide protection from potential business risk and as a competitive compensation measure. They are limited in amount, and we maintain a strict policy regarding the eligibility and use of these benefits which include club dues (only provided to Messrs. Arzbaecher and Goldstein for customer activities as well as to facilitate certain internal business meetings and events, in addition to personal use) and use of the company airplane. Annual NEO personal use of the plane (which is reviewed by the Committee on a quarterly basis) is capped at 24 hours of flight time for Mr. Goldstein and 12 hours for all other NEOs. The other benefits earned by our NEOs in fiscal 2014 are included in the “All Other Compensation Table” on page 25.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that we pay to NEOs (other than the chief financial officer) to $1 million in any year. This limitation does not apply to performance based compensation if certain conditions are met. While the Committee generally intends for payments under certain of our incentive plans to meet the criteria for tax deductibility under the provisions of the Internal Revenue Code, the Committee retains full discretion and flexibility in structuring compensation programs that are designed to attract, reward and retain successful executives, even if not fully deductible.

Stock Ownership Requirements

Ownership of Actuant stock by our executives directly aligns their interests with shareholders. Accordingly, the Board maintains stock ownership guidelines equal in value to a multiple of their base salary.

Position	Multiple of Base Salary Required to be held in Actuant Stock
CEO	5X
Other NEOs	3X

Stock ownership includes the value of “in the money” vested options, shares held in the 401(k), employee stock purchase plan and/or deferred compensation accounts, as well as shares owned outright or by family members. It does not include the value of unvested options, restricted stock or performance shares.

The Committee reviews each NEO's compliance with these guidelines on an annual basis, and all NEO's have either met the target ownership level, or are within the grace period. Executive officers have three years from their date of appointment to comply with the ownership requirements. To assist them in meeting the requirement, the Company has an executive officer stock option matching program for newly hired or promoted executives. Under this program, the Company matches share purchases with an equal number of stock options that vest after five years. Those who have not reached their specified targets and who exercise stock options or have restricted stock vest, are required to hold at least 60% of the net value of the shares they receive so that they meet their requirement in a timely manner, with the balance available to cover related income tax obligations.

Anti-Hedging Policy

Actuant maintains a policy that prohibits employees from engaging in short-term or speculative transactions involving its common stock. This policy prohibits trading in Company common stock on a short-term basis, engaging in short sales, buying and selling puts and calls, and discourages the practice of purchasing the Company’s stock on margin.

Compensation Clawback Policy

We have a compensation clawback policy for executive officers, which defines the economic consequences that misconduct could have on their compensation. In the event of a financial restatement due to fraud or misconduct as determined by the Board, the responsible executive must reimburse the Company for their annual cash bonus, as well as equity based awards or other performance based compensation paid to him/her based on the financial results that were the subject of the restatement.

Conclusion

We believe that we have designed an executive compensation program which effectively links pay and performance and is in the best long-term interests of our shareholders. As indicated in our Compensation Committee Charter, we will continue to re-evaluate our executive compensation program to ensure future alignment in our compensation program and practices. Shareholder input will continue to be an important consideration in our annual executive compensation evaluation process.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

Holly A. Van Deursen, Chairman
Gurminder S. Bedi
R. Alan Hunter Jr.
Dennis K. Williams

Summary Compensation Table

The following table sets forth the total compensation applicable to the fiscal years ended August 31, 2014, 2013 and 2012 by the NEOs:

Name & Principal Position	Year	Salary ($) (3)	Stock Awards ($) (4)	Option Awards ($) (5)	Annual Bonus ($) (6)	Non-qualified Deferred Compensation Earnings ($) (7)	All Other Compensation ($) (8)	Total ($)
Robert C. Arzbaecher (1)	2014	$542,317	$—	$—	$62,900	$62,735	$122,255	$790,207
Chairman of Board and Former Chief Executive Officer	2013	850,000	2,299,871	—	—	68,113	258,087	3,476,071
	2012	850,000	2,701,345	—	960,670	49,782	311,332	4,873,129
Mark E. Goldstein (2)	2014	$667,308	$1,299,999	$699,806	$44,701	$155,227	$96,236	$2,963,277
President and Chief Executive Officer	2013	575,000	591,493	318,502	—	188,530	138,190	1,811,715
	2012	575,000	656,048	318,918	454,892	140,271	135,562	2,280,691
Brian K. Kobylinski	2014	$447,000	$742,498	$157,508	$59,906	$17,467	$58,390	$1,482,769
Executive Vice President - Energy Segment	2013	430,000	292,495	157,505	23,650	18,719	82,492	1,004,861
	2012	430,000	324,302	157,707	262,357	1,700	103,695	1,279,761
Andrew G. Lampereur	2014	$468,000	$906,285	$218,748	$22,511	$157,004	$144,209	$1,916,757
Executive Vice President and Chief Financial Officer	2013	450,000	406,233	218,765	—	191,648	97,505	1,364,151
	2012	450,000	464,750	226,047	330,574	142,061	94,041	1,707,473
David L. Scheer	2014	$118,234	$—	$—	$—	$4,264	$932,378	$1,054,876
Former Executive Vice President - Electrical Segment
David (Mark) Sefcik	2014	$400,000	$160,052	$341,298	$33,200	$31,421	$52,754	$1,018,725
Executive Vice President - Industrial Segment

Theodore C. Wozniak	2014	$381,000	$700,023	$—	$14,097	$24,930	$132,212	$1,252,262
Executive Vice President - Business Development

(1)	Mr. Arzbaecher currently serves as Chairman of the Board. He retired as Chief Executive Officer of the Company in January 2014, after serving as Chief Executive Officer since 2000.

(2)	Mr. Goldstein was named President of the Company in August 2013, and assumed Chief Executive Officer responsibilities in January 2014, after previously serving as Chief Operating Officer since 2007.

(3)
Salary represents gross salary at the end of each fiscal year, with the exception of Messrs. Arzbaecher, Goldstein and Scheer (in fiscal 2014).  As a result of the Chief Executive Officer transition in 2014, salary amounts for Mr. Arzbaecher and Mr. Goldstein represent actual amounts paid in the fiscal year.  Annual salary at August 31, 2014 was $350,000 for Mr. Arzbaecher and $725,000 for Mr. Goldstein.  The salary amount for Mr. Scheer represents amounts paid prior to the divestiture of the former Electrical Segment in December 2013.

(4)
Amounts reflect the aggregate grant date fair value of restricted stock awards/units and Performance Shares granted under the Company’s 2009 Omnibus Plan. The amount was determined (in accordance with FASB ASC Topic 718) by multiplying the fair value of the award by the number of restricted shares/units granted, or the number of Performance Shares awarded (assuming a payout at target). As described on page 20, Performance Share vesting could range from 0% to 150% of target. The grant date fair value of outstanding Performance Shares at the maximum payout of 150% are summarized in the following table:

Name	2014 Grant	2013 Grant	2012 Grant
Robert C. Arzbaecher	$—	$2,874,868	$3,388,845
Mark E. Goldstein	750,002	341,232	424,214
Brian K. Kobylinski	168,751	168,737	208,875
Andrew G. Lampereur	234,390	234,360	298,988
David (Mark) Sefcik	—	—	—
Theodore C. Wozniak	—	112,502	139,260

(5)
The amounts represent the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, which was calculated using a Binomial Pricing model. Refer to Note 12 of our financial statements included in our Annual Report on Form 10-K for the year ended August 31, 2014, for details regarding assumptions utilized to value stock option awards. The amounts do not represent the realized or unrealized earnings or value earned in the respective year. Actual realization of value or earnings under equity compensation plans is related to common stock share price appreciation.

(6)	Reflects amounts earned for fiscal 2014, 2013 and 2012, respectively, under the Annual Bonus plan. Amounts are paid in the first quarter of the subsequent fiscal year.

(7)
Reflects the portion of interest earned in the Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan that exceeds the SEC benchmark “market” rate (120% of the applicable federal long term rate).

(8)	Reflects all other compensation, as summarized in the following table:

Name	Year	401(k) Core and Match	Non Qualified Core (1)	SERP (2)	Automobile Allowance	Other Bonus (3)	Supple- mental Life & Disability Insurance	Executive Physical	Personal Use of Company Plane (4)	Club Dues	Financial Planning	Total
Robert C. Arzbaecher	2014	$10,666	$8,620	$32,539	$9,810	$—	$6,656	$—	$37,600	$12,088	$4,276	$122,255
	2013	11,475	46,821	108,642	9,910	—	6,656	17,142	43,200	10,405	3,836	258,087
	2012	11,250	69,237	153,175	10,454	—	6,656	3,550	46,800	10,210	—	311,332
Mark E. Goldstein	2014	$11,700	$12,369	$40,038	$11,931	$—	$5,840	$7,052	$—	$2,676	$4,630	$96,236
	2013	11,475	23,397	51,495	11,988	—	5,840	5,754	19,000	3,533	5,708	138,190
	2012	11,250	31,708	65,097	11,801	—	5,840	6,732	—	3,134	—	135,562
Brian K. Kobylinski	2014	$11,700	$6,313	$23,271	$13,486	$—	$3,620	$—	$—	$—	$—	$58,390
	2013	11,475	13,271	34,618	13,096	—	2,736	4,459	—	—	2,837	82,492
	2012	11,250	21,569	48,198	12,697	—	2,736	6,105	—	—	1,140	103,695
Andrew G. Lampereur	2014	$11,700	$8,474	$32,248	$10,437	$75,000	$3,371	$—	$—	$—	$2,979	$144,209
	2013	11,475	15,917	46,834	11,458	—	3,371	4,225	—	—	4,225	97,505
	2012	11,250	20,755	46,841	11,824	—	3,371	—	—	—	—	94,041
David L. Scheer	2014	$2,797	$303	$4,729	$11,102	$913,157	$—	$290	$—	$—	$—	$932,378
David (Mark) Sefcik	2014	$11,700	$5,111	$17,015	$12,257	$—	$2,315	$4,356	$—	$—	$—	$52,754
Theodore C. Wozniak	2014	$11,700	$6,377	$23,379	$11,996	$75,000	$3,760	$—	$—	$—	$—	$132,212

(1)	Represents Company non-qualified core contribution to the Employee Deferred Compensation Plan.

(2)	Represents Company contribution to the SERP plan.

(3)	Represents a one time transaction bonus related to the sale of the former Electrical segment which was completed in the second quarter of fiscal 2014.

(4)	The income for personal use of the Company plane was determined by calculating the incremental cost including fuel, pilot and other variable costs.

Grants of Plan-Based Awards

The following table sets forth the potential range of payouts for fiscal 2014 under the Annual Bonus plan, as well as equity compensation awards in fiscal 2014:

	Grant Date	Potential Annual Bonus (1)			Estimated Future Payments Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert C. Arzbaecher	n/a	$—	$850,000	$2,125,000
Mark E. Goldstein	1/14/2014	—	—	—	—	—	—	—	47,202	$36.88	$699,806
	1/14/2014	—	—	—	—	—	—	18,980	—	—	699,982
	10/22/2013	—	—	—	—	15,036	22,554	—	—	—	600,017
	n/a	$—	$604,063	$1,510,158
Brian K. Kobylinski	1/13/2014	—	—	—	—	—	—	—	10,972	$35.71	$157,508
	1/13/2014	—	—	—	—	—	—	17,012	—	—	607,499
	10/22/2013	—	—	—	—	3,383	5,075	—	—	—	134,999
	n/a	$—	$245,850	$614,625
Andrew G. Lampereur	1/13/2014	—	—	—	—	—	—	—	15,238	$35.71	$218,748
	1/13/2014	—	—	—	—	—	—	20,128	—	—	718,775
	10/22/2014	—	—	—	—	4,699	7,049	—	—	—	187,510
	n/a	$—	$304,200	$760,500
David L. Scheer	n/a	$—	$59,117	$147,793
David (Mark) Sefcik	1/8/2014	—	—	—	—	—	—	—	7,000	$36.00	$101,304
	1/13/2014	—	—	—	—	—	—	—	16,718	35.71	239,994
	1/13/2014	—	—	—	—	—	—	4,482	—	—	160,052
	n/a	$—	$200,000	$500,000
Theodore C. Wozniak	1/13/2014	—	—	—	—	—	—	19,603	—	—	$700,023
	n/a	$—	$190,500	$476,250

(1)
These columns show the range of payouts under the fiscal 2014 Annual Bonus plan described on page 18. The actual bonuses earned under this plan are included in the Summary Compensation Table on page 24.

(2)	Reflects Performance Shares granted in fiscal 2014 under the Company’s 2009 Omnibus Plan. Refer to page 20 “Equity Compensation-Performance Based Restricted Stock” for further details on these awards.

(3)	Reflects restricted stock granted in fiscal 2014 under the Company’s 2009 Omnibus Plan.

(4)	Reflects the grant of stock options under the Company’s 2009 Omnibus Plan.

(5)
The fair value of restricted stock awards is based on the market price of the shares on the grant date or a simulation model (Monte Carlo), depending on the type of performance condition, while the fair value of the option awards is determined using a binomial pricing model. Refer to Note 12 of our financial statements included in our Annual Report on Form 10-K for the year ended August 31, 2014, for details regarding assumptions utilized to value share based awards.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity incentive plan awards held by each NEO at August 31, 2014:

	Option Awards						Stock Awards
Name	Date of Grant	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Robert C. Arzbaecher	1/12/2006	150,000	—		$28.11	1/12/2016	—		—
	1/14/2008	170,000	—		28.36	1/14/2018	—		—
	1/12/2010	—	66,650	(2)	19.20	1/12/2020	19,450	(2)	$656,049
	1/14/2011	56,900	56,900	(2)	27.77	1/14/2021	15,400	(2)	519,442
	4/9/2012	—	—		—	—	92,203	(4)	3,110,007
	10/17/2012	—	—		—	—	78,117	(4)	2,634,886
Mark E. Goldstein	1/12/2006	42,500	—		$28.11	1/12/2016	—		—
	7/6/2006	5,000	—		24.77	7/6/2016	—		—
	1/16/2007	50,000	—		23.64	1/16/2017	—		—
	1/14/2008	50,000	—		28.36	1/14/2018	—		—
	1/9/2009	100,000	—		18.33	1/9/2019	—		—
	1/12/2010	22,200	22,200	(2)	19.20	1/12/2020	6,500	(2)	$219,245
	1/14/2011	25,900	25,900	(2)	27.77	1/14/2021	7,000	(2)	236,110
	1/9/2012	—	36,400	(3)	22.87	1/9/2022	13,900	(3)	468,847
	4/9/2012	—	—		—	—	11,542	(4)	389,312
	10/17/2012	—	—		—	—	9,272	(4)	312,745
	1/14/2013	—	30,280	(3)	28.70	1/14/2023	11,098	(3)	374,336
	10/22/2013	—	—		—	—	15,036	(4)	507,164
	1/14/2014	—	47,202	(3)	36.88	1/14/2024	18,980	(3)	640,195
Brian K. Kobylinski	1/14/2008	32,000	—		$28.36	1/14/2018	—		—
	1/9/2009	75,000	—		18.33	1/9/2019	—		—
	1/12/2010	12,950	12,950	(2)	19.20	1/12/2020	3,800	(2)	$128,174
	1/14/2011	11,400	11,400	(2)	27.77	1/14/2021	3,100	(2)	104,563
	1/9/2012	—	18,000	(3)	22.87	1/9/2022	6,900	(3)	232,737
	4/9/2012	—	—		—	—	5,683	(4)	191,688
	10/17/2012	—	—		—	—	4,585	(4)	154,652
	1/14/2013	—	14,974	(3)	28.70	1/14/2023	5,488	(3)	185,110
	10/22/2013	—	—		—	—	3,383	(4)	114,109
	1/13/2014	—	10,972	(3)	35.71	1/13/2024	4,410	(3)	148,749
	1/13/2014	—	—		—	—	12,602	(6)	425,065
Andrew G. Lampereur	1/12/2006	37,500	—		$28.11	1/12/2016	—		—
	1/16/2007	42,500	—		23.64	1/16/2017	—		—
	1/14/2008	50,000	—		28.36	1/14/2018	—		—
	1/9/2009	92,000	—		18.33	1/9/2019	—		—
	1/12/2010	22,200	22,200	(2)	19.20	1/12/2020	6,500	(2)	$219,245
	1/14/2011	18,500	18,500	(2)	27.77	1/14/2021	5,000	(2)	168,650
	1/9/2012	—	25,800	(3)	22.87	1/9/2022	9,900	(3)	333,927
	4/9/2012	—	—		—	—	8,135	(4)	274,394
	10/17/2012	—	—		—	—	6,368	(4)	214,793
	1/14/2013	—	20,798	(3)	28.70	1/14/2023	7,622	(3)	257,090
	10/22/2013	—	—		—	—	4,699	(4)	158,497
	1/13/2014	—	15,238	(3)	35.71	1/13/2024	6,126	(3)	206,630
	1/13/2014	—	—		—	—	14,002	(6)	472,287

	Option Awards						Restricted Stock Awards
	Date of Grant	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
David (Mark) Sefcik	11/5/2008	2,000	—		$18.47	11/5/2008	—		—
	1/9/2009	24,650	—		18.33	1/9/2019	—		—
	12/31/2009	—	4,000	(5)	18.53	12/31/2019	—		—
	1/12/2010	8,200	8,200	(2)	19.20	1/12/2020	2,400	(2)	$80,952
	10/15/2010	—	11,500	(5)	22.97	10/15/2020			—
	1/14/2011	7,400	7,400	(2)	27.77	1/14/2021	2,000	(2)	67,460
	1/9/2012	—	18,800	(3)	22.87	1/9/2022	4,800	(3)	161,904
	1/14/2013	—	17,114	(3)	28.70	1/14/2023	4,182	(3)	141,059
	1/8/2014	—	7,000	(5)	36.00	—	—		—
	1/13/2014	—	16,718	(3)	35.71	—	4,482	(3)	151,178
Theodore C. Wozniak	4/3/2006	20,000	—		$30.71	4/3/2016	—		—
	4/4/2006	12,000	—		30.79	4/4/2016	—		—
	6/26/2006	8,000	—		24.28	6/26/2016	—		—
	1/16/2007	20,000	—		23.64	1/16/2017	—		—
	1/14/2008	24,000	—		28.36	1/14/2018	—		—
	1/9/2009	11,250	—		18.33	1/9/2019	—		—
	1/12/2010	—	9,250	(2)	19.20	1/12/2020	3,450	(2)	$116,369
	1/14/2011	7,850	7,850	(2)	27.77	1/14/2021	2,100	(2)	70,833
	1/9/2012	—	12,000	(3)	22.87	1/9/2022	4,600	(3)	155,158
	4/9/2012	—	—		—	—	3,789	(4)	127,803
	10/17/2012	—	—		—	—	3,057	(4)	103,113
	1/14/2013	—	9,982	(3)	28.70	1/14/2023	3,660	(3)	123,452
	1/13/2014	—	—		—	—	8,402	(3)	283,399
	1/13/2014	—	—		—	—	11,201	(6)	377,810

(1)
Market value of restricted stock awards/units, and Performance Shares has been computed by multiplying the $33.73 closing price of the Company’s common stock on August 31, 2014 (the last trading day of fiscal 2014) by the number of shares awarded.

(2)	Remaining unvested options and restricted stock become exercisable on the fifth anniversary of the grant date.

(3)	Fifty percent of the share based award becomes exercisable or vests on the third anniversary and the balance on the fifth anniversary of the grant date.

(4)
Awards represent Performance Shares that include a three-year performance period and vest based on achievement of an absolute Free Cash Flow Conversion target and the Company’s relative TSR percentile relative to the S&P 600 SmallCap Industrial Index. See “Equity Compensation-Performance Based Restricted Stock” on page 20 for additional details.

(5)	Options become exercisable on the fifth anniversary of the grant date.

(6)	Restricted stock award vests on the third anniversary of the grant date.

Equity Awards Exercised and Vested in Fiscal 2014

The grant date fair value of equity compensation awards in each of the past three fiscal years is included in the Summary Compensation Table on page 24. However, this does not reflect the actual value realized on past awards, which may be more or less than the target values, depending on the appreciation in the price of the Company’s common stock. The following table summarizes the number of shares and the actual value realized by each NEO upon the exercise of options and vesting of restricted stock during fiscal 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert C. Arzbaecher	559,983	$9,258,299	15,400	$567,952
Mark E. Goldstein	48,000	695,642	7,000	258,160
Brian K. Kobylinski	36,152	430,157	3,100	114,328
Andrew G. Lampereur	40,000	598,200	5,000	184,400
David L. Scheer	21,692	229,272	16,360	611,823
David (Mark) Sefcik	—	—	2,000	73,760
Theodore C. Wozniak	26,500	473,404	2,100	77,448

(1)
Value realized on exercise of stock options reflects the difference between the option exercise price and the market price at exercise multiplied by the number of shares, while the value realized on the vesting of restricted stock awards reflects the number of shares vested multiplied by the market price of the stock on the vest date.

Employee Deferred Compensation

NEO’s participate in the Company’s Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan (see page 21 for a description of the plans).

Name	NEO Contributions in Fiscal 2014 (1)	Actuant Contributions	Aggregate Investment Earnings in Fiscal 2013		Aggregate Withdrawals and Distributions	Aggregate Balance at August 31, 2013 (4)
			Interest (2)	Other (3)
Robert C. Arzbaecher
Deferred Compensation	$703,531	$8,620	$97,430	$(120,908)	$—	$3,122,085
Supplemental Executive Retirement	—	32,539	37,376	—	—	540,162
Mark E. Goldstein
Deferred Compensation	115,769	12,369	303,782	(43,432)	—	4,805,255
Supplemental Executive Retirement	—	40,038	15,931	—	—	257,619
Brian K. Kobylinski
Deferred Compensation	126,921	6,313	31,797	(6,287)	—	636,406
Supplemental Executive Retirement	—	23,271	9,602	—	—	157,255
Andrew G. Lampereur
Deferred Compensation	69,369	8,474	313,221	(9,958)	—	4,358,256
Supplemental Executive Retirement	—	32,248	12,085	—	—	198,623
David L. Scheer
Deferred Compensation	17,931	303	8,794	(473)	(85,499)	81,416
Supplemental Executive Retirement	—	4,729	1,962	—	—	21,546
David (Mark) Sefcik
Deferred Compensation	69,024	5,111	62,870	(7,461)	—	1,018,672
Supplemental Executive Retirement	—	17,015	5,075	—	—	88,788
Theodore C. Wozniak
Deferred Compensation	41,810	6,377	47,035	(11,326)	(92,425)	776,674
Supplemental Executive Retirement	—	23,379	7,948	—	—	133,509

(1)
NEO contributions include employee elective deferrals of base salary, annual bonus or restricted stock units (in accordance with the 2009 Omnibus Incentive Plan). NEO contributions in fiscal 2014 included the deferred receipt of restricted stock units by Mr. Arzbaecher ($567,952).

(2)
Interest was earned on deferred balances at various rates based on the year that eligible compensation was deferred, with a rate of 6.38% for calendar 2014 contributions. While the interest rates are above the SEC benchmark “market” rate (120% of the applicable federal long-term rate), the Company believes the rates are appropriate as they are reflective of the unsecured and unfunded nature of the Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan. The rates are intended to approximate the rates the Company would pay for similar unsecured loans on the open market. Only the difference between the interest credited to the participant’s account and the SEC benchmark “market” rate of 4.20% is included under the caption “Non-qualified Deferred Compensation Earnings” in the Summary Compensation Table on page 24.

(3)	Represents gain(loss) on Actuant stock and reinvested dividends included in each NEO’s deferred compensation account.

(4)	The aggregate balance of August 31, 2014 includes the balance in each NEO’s participant account.

Equity Compensation Plan Information

The following table summarizes information, as of August 31, 2014, relating to our equity compensation plans pursuant to which grants of options, restricted shares or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (2)
Equity compensation plans approved by security holders (1)	4,575,110	$25.24	4,311,233
Equity compensation plans not approved by security holders	—	—	—
	4,575,110	$25.24	4,311,233

(1)
The number of securities to be issued upon exercise of outstanding options, warrants and rights includes 2,953,402 stock options at a weighted average exercise price of $25.38, 296,999 stock appreciation rights at a weighted average exercise price of $23.86 (the number of actual shares issued will vary based on the stock price on the date of exercise), 1,064,354 restricted stock units and 260,355 Performance Shares (at target).

(2)
The number of securities remaining available for future issuance under equity compensation plans include 3,915,647 shares under the 2009 Omnibus Plan, 92,266 shares under the Actuant Corporation Deferred Compensation Plan and 303,320 shares under the Actuant Corporation 2010 Employee Stock Purchase Plan.

Change In Control Payments

The Company does not have employment contracts with any of its NEOs. Whether and to what extent the Company would provide severance benefits to any NEOs upon termination (other than due to a change in control) is discretionary.

Change in Control Arrangements

Change in control agreements are in place with each of the NEOs providing certain benefits upon termination of employment following both a change in control and a triggering event. These are in place to encourage executives to consider the best interests of shareholders by alleviating any concerns about their own personal financial well-being in the face of a potential change in control of the Company.

A triggering event is defined as:

•
a material reduction in the base salary or annual bonus opportunity, or material reduction in the total value of the fringe benefits received by the executive from the Company from prior levels received at the time of a change in control or during the six month period prior to the change in control;

•
a material reduction in authority and responsibility or a material decrease in the same for the supervisor to whom the executive reports, from the levels existing at the time of a change in control or the six month period prior to the change in control; or

•
a change in the location or headquarters where the executive is expected to work that is 40 or more miles from the previous location existing at the time of the change in control or during the six month period preceding the change in control.

A change in control is defined as:

•	the acquisition by a person or group of more than 50% of our common stock;

•
the acquisition by a person or group of assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross market value of all of the assets of the Company immediately before such acquisition; or

•	the acquisition by a person or group of 30% or more of the total voting power of the stock of the Company; or

•	a change in the majority of our Board without the endorsement of the existing Board members.

The terms of the change in control agreements do not vary by executive, and there are no excise tax gross-ups. The agreement generally states that if the Company terminates the executive’s employment within a period beginning six months prior to, and up to 24 months after a change of control, that executive is entitled to receive a lump sum payment equal to two times base salary and annual bonus. In addition, the executive would continue to receive welfare benefits and perquisites available to that NEO at the time of termination for two years.

The base salary and the annual bonus used to determine the payout would be the highest base salary paid in the two years prior to the change in control and the highest annual bonus paid in the three years prior to the change in control. The lump sum payment would be payable within 20 days after termination of employment. The multiples to be paid in the event of a change-in-control were not determined in relation to the overall compensation guidelines, but rather as part of an objective to attract and retain NEOs.

Certain of our equity compensation plans also contain change in control provisions. Our 1996, 2001 and 2002 Stock Option Plans and 2009 Omnibus Plan allow the Committee to either provide for equivalent substitute options to be granted upon a change in control or the cash-out of options previously granted under such plan based on the fair market value of the stock at the time of such settlement, or, with respect to certain awards, the highest fair market value per share of stock during the 60-day period immediately preceding the change in control. Any stock option deferral program that remains in existence requires distribution of all deferred shares as soon as practicable after the date of a change in control.

Taking into account the specific terms of each NEO’s change in control agreement, the following table provides the estimated payments upon a change in control for the NEOs as if their employment had been terminated by the Company or by the NEO on August 31, 2014 after a triggering event:

Name	Base Salary	Annual Bonus (1)	Stock Options (2)	Stock Awards (3)	Benefits (4)	Total
Mark E. Goldstein	$1,450,000	$909,784	$1,024,542	$3,147,953	$87,785	$6,620,064
Brian K. Kobylinski	894,000	524,714	526,907	1,556,673	60,863	3,563,157
Andrew G. Lampereur	936,000	661,148	817,628	2,305,513	61,229	4,781,518
David (Mark) Sefcik	800,000	370,800	638,041	602,553	67,562	2,478,956
Theodore C. Wozniak	762,000	418,162	361,718	1,241,568	66,590	2,850,038

(1)	Actual payout will be based on the highest annual bonus paid during the previous three years, multiplied by two.

(2)
Represents the intrinsic value (difference between the closing trading price at August 31, 2014 and exercise price, multiplied by the number of shares subject to the option) of unvested stock options with an exercise price less than $33.73 (i.e. options that are “in the money”).

(3)	Represents market value of unvested restricted stock based on the August 31, 2014 closing price of the Company’s common stock ($33.73).

(4)	Represents estimated costs to provide the welfare benefits and perquisites provided to the NEOs as described on page 30.

Estimated payments owed to the NEOs upon a change in control, absent termination or a triggering event (as defined on page 30) would be the “Stock Options” and “Stock Awards” columns in the table above. Mr. Arzbaecher does not have a change in control agreement and no payment was made to Mr. Scheer under a change of control agreement when the former Electrical Segment was divested, however he received a transaction bonus.

Death or Disability Arrangements

Our NEOs are not generally entitled to any special benefits upon death or permanent disability. In the case of an NEO death, payment of base salary would cease. The executive’s estate would receive an earned, pro-rata 401(k) match and core contribution, non-qualified core contribution under the Deferred Compensation Plan benefit and annual bonus. All stock options and restricted stock would become 100% vested. The value of each NEO’s stock options and restricted stock, whose vesting would be accelerated upon death, is the same as disclosed in the preceding change in control table.

If the NEO becomes disabled during employment, base salary would continue at 100% for up to six months while the executive is disabled. If the executive remains disabled after six months and enrolled in the voluntary supplemental long term disability program, the insurance carrier would begin making disability payments to the executive, otherwise no further salary or disability payments would be due. Additionally, all NEOs currently participate in a company-paid supplemental disability insurance program. Benefits from that policy would be paid by the insurance carrier in addition to the voluntary group policy. The NEO would receive an earned, pro-rata 401(k) match and core contribution, non-qualified core contribution under the Deferred Compensation Plan benefit, and annual cash bonus payout after six months of disability. All stock options and restricted stock would become 100% vested.

NON-EMPLOYEE DIRECTOR COMPENSATION

Director Compensation

Directors who are not employees of the Company are paid an annual retainer of $50,000 for serving on the Board and an annual retainer of $15,000, $10,000 and $10,000 for serving on the Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee, respectively. The chairperson of the Audit Committee and Compensation Committee each receives an additional annual fee of $10,000 and the chairperson of the Nominating & Corporate Governance Committee receives an additional annual fee of $5,000. Directors are also reimbursed for expenses incurred in connection with attendance at meetings. In fiscal 2014, the Company paid Mr. Hall and Mr. Peterson $7,500 and $12,500, respectively, for services as Lead director. The directors are not paid “per meeting” fees associated with their services as Company directors. The Company and the Board believe management access to the Board, outside of regular meeting dates, should occur on an “as needed” basis, without concern for the fees associated with such access.

Equity compensation for the Board in fiscal 2014 was in the form of restricted stock (approximately 65% weighting) and stock options (approximately 35% weighting). As with respect to our NEOs, we believe that it is important to align the interests of the Board members to that of the Company’s shareholders. In fiscal 2014, each non-employee director was granted 1,763 shares of restricted stock and an option to purchase 2,360 shares of Company common stock at an exercise price of $36.88 per share (market value of the Company’s common stock on the date of grant) under the 2009 Omnibus Plan. Board stock options and restricted stock vest after eleven months and have a ten year life.

Directors who are employees (Messrs. Arzbaecher and Goldstein) receive no additional compensation for service as a director. In fiscal 2014, the non-employee directors received a combination of cash payments and equity-based compensation as shown in the table below and were also reimbursed for actual out-of-pocket expenses incurred in attending meetings.

Name	Annual Retainer ($)	Committee Fees ($)	Lead Director Fee ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)	Outstanding Stock Options at Fiscal Year End (#)	Non-vested Restricted Stock at Fiscal Year End (#)
Gurminder S. Bedi	$50,000	$20,000	n/a	$65,019	$34,989	$170,008	43,650	1,763
E. James Ferland	12,500	6,250	n/a	—	—	18,750	—	—
Thomas J. Fischer	50,000	25,000	n/a	65,019	34,989	175,008	67,650	1,763
William K. Hall	50,000	26,875	$7,500	65,019	34,989	184,383	41,930	1,763
R. Alan Hunter, Jr.	50,000	25,000	n/a	65,019	34,989	175,008	51,650	1,763
Robert A. Peterson	50,000	18,750	12,500	65,019	34,989	181,258	59,650	1,763
Holly A. Van Deursen	50,000	26,250	n/a	65,019	34,989	176,258	43,650	1,763
Dennis K. Williams	50,000	23,125	n/a	65,019	34,989	173,133	59,650	1,763

(1)
Amounts represent the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718. Refer to Note 12 of our financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2014, for details regarding assumptions utilized to value share based awards. These amounts do not correspond to the actual value that may be realized by our non-employee directors, as that is dependent on the long-term appreciation in the Company’s common stock.

Similar to the NEOs, directors have stock ownership guidelines to drive long-term performance alignment with shareholders. Under the guidelines, each non-employee director is expected to own stock with a total value equal to five times their annual retainer. During fiscal 2014, all directors (except Mr. Ferland who joined the Board in 2014) exceeded the requirement.

Under the Outside Directors’ Deferred Compensation Plan, each non-employee director can defer all or a portion of their annual retainer and committee fees for future payment on a specified date or when they leave the Board. The number of shares, equal to the amount of compensation deferred, is contributed to a rabbi trust. The plan consists solely of phantom stock units, which are settled in Actuant common stock, generally following the director’s termination of service. During fiscal 2014, Mr. Peterson participated in the Outside Directors’ Deferred Compensation Plan.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, executive officers and persons who beneficially own 10% or more of the common stock are required to report their initial ownership of common stock and subsequent changes in that ownership to the SEC and the NYSE. Specific due dates for those reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during fiscal 2014. With the one exception for a late Form 4 filed on behalf of each Messrs. Goldstein, Kobylinski, Sefcik and Wozniak, the Company believes that all filing requirements were satisfied with respect to fiscal 2014.

Independent Public Accountants

PricewaterhouseCoopers LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended August 31, 2014 and the effectiveness of our internal control over financial reporting as of August 31, 2014. The Audit Committee has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the current fiscal year, and the committee is presenting this selection to shareholders for ratification. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting to respond to shareholders’ questions. Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for such fiscal years were as follows:

	Fiscal Year Ended August 31, 2014	Fiscal Year Ended August 31, 2013
Audit Fees	$1,997,000	$1,628,900
Audit-Related Fees	7,000	800
Tax Fees	1,843,000	558,500
All Other Fees	—	—
	$3,847,000	$2,188,200

Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements and related audit of the Company’s internal control over financial reporting, the review of quarterly financial statements and the preparation of statutory and regulatory filings. Audit-Related Fees were for professional services rendered in connection with accounting consultations. Fiscal 2014 Tax Fees consist of $90,000 for professional services related to tax compliance, including foreign tax return preparation and transfer pricing studies and $1,753,000 for professional services related to tax planning and tax advisory services. Fiscal 2013 Tax Fees consist of $288,500 for professional services related to tax compliance, including foreign tax return preparation and transfer pricing studies and $270,000 for professional services related to tax planning and tax advisory services. In addition to the fees above, the Company also reimbursed PricewaterhouseCoopers LLP for out of pocket expenses, which were less than $100,000 in fiscal 2014 and 2013.

The Audit Committee has considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP to PricewaterhouseCoopers LLP’s continued independence and has concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the performance of such services.

The Audit Committee has adopted policies and procedures for the pre-approval of any services performed by the independent auditor to ensure that such services do not impair the auditor’s independence. All annual recurring audit fees require specific approval by the Audit Committee prior to the work commencing. All services which involve more that $50,000 in fees require specific approval by the Audit Committee prior to the work commencing. The Audit Committee has given general pre-approval for all legally allowable services provided by the independent auditor that involve less than $50,000, on the condition that such engagement must be specifically pre-approved by management and management must provide quarterly reports of such activity to the Audit Committee.

Shareholder Proposals

Shareholder proposals must be received by the Company no later than August 7, 2015 in order to be considered for inclusion in the Company’s annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting proxy statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be received by the Company no later than the close of business on September 23, 2015 nor earlier than the close of business on August 24, 2015, to be considered for a vote at next year’s annual meeting. The notice must contain the information required by the Company’s bylaws.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report on Form 10-K for the fiscal year ended August 31, 2014 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Executive Vice President and Chief Financial Officer, we will provide a separate copy of the annual report and/or proxy statement.

Additional Matters

Other than the proposals and matters described herein, management is not aware of any other matters which will be presented for action at the Meeting. If other matters do come before the Meeting, including any matter as to which the Company did not receive notice by October 21, 2014 and any shareholder proposal omitted from this Proxy Statement pursuant to the applicable rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER
Chairman of the Board

Menomonee Falls, Wisconsin
December 5, 2014

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, date, sign and return their proxies as soon as possible.

A copy (without exhibits) of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, as filed with the Securities and Exchange Commission, has been provided with this Proxy Statement. Additional copies of the Form 10-K are available, free of charge, upon written or telephonic request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, or by telephone at (262) 293-1500.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.

YOUR VOTE IS IMPORTANT!
Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to
Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-9397,
so your shares are represented at Actuant Corporation’s 2015 Annual Meeting.
ò     Please fold here – Do not separate    ò

If no specification is made, this proxy will be voted  for all names listed in Proposal 1 and for Proposals 2 and 3.

1. Election of directors:	01 Robert C. Arzbaecher	04 Thomas J. Fischer	07 Robert A. Peterson	☐ Vote FOR all nominees		☐ Vote WITHHELD
	02 Gurminder S. Bedi	05 Mark E. Goldstein	08 Holly A. Van Deursen	(except as marked)		from all nominees
	03 E. James Ferland	06 R. Alan Hunter	09 Dennis K. Williams

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Advisory vote to approve compensation of our named executive officers.				☐ For	☐ Against	☐ Abstain

3. Ratification of PricewaterhouseCoopers LLP as the Company’s independent auditor.				☐ For	☐ Against	☐ Abstain

4.      In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IMPORTANT – THIS PROXY MUST BE SIGNED AND DATED.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ACTUANT CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, January 21, 2015
8:00 a.m Pacific Time
Ritz-Carlton
68900 Frank Sinatra Drive
Rancho Mirage, California

proxy

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on January 21, 2015.

Mark E. Goldstein and Andrew G. Lampereur, and each of them, are hereby authorized as Proxies, with full power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of ACTUANT CORPORATION, a Wisconsin corporation, to be held on January 21, 2015 at 8:00 a.m. Pacific Time at the Ritz-Carlton, 68900 Frank Sinatra Drive, Rancho Mirage, California, or at any adjournments thereof, with like effect as if the undersigned were personally present and voting, upon the matters indicated on the reverse side of this card.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/atu	1-866-883-3382
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 11:59 p.m. (CST) on	vote your proxy until 11:59 p.m.	postage-paid envelope provided.
January 20, 2015	(CST) on January 20, 2015
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.